Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information for DWS Select Alternative Allocation Fund in Post-Effective Amendment Number 96 to the Registration Statement (Form N-1A, No. 002-21789) of the DWS Market Trust. We also consent to the incorporation by reference into the Statement of Additional Information of our report on the financial statements and financial highlights of DWS Select Alternative Allocation Fund dated October 24, 2011 included in the Annual Report for the fiscal year ended August 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 25, 2012